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                                                                   EXHIBIT 10.11
                                                                   -------------


                              EMPLOYMENT AGREEMENT

                                     BETWEEN

                              EKCO HOUSEWARES, INC.

                                       AND

                                 ROBERT VARAKIAN


                                      AS OF

                               SEPTEMBER 25, 1996




SECTION                                                                  PAGE

1.  Employment                                                             1
2.  Term                                                                   2
3.  Compensation                                                           2
4.  Reimbursement of Expenses                                              4
5.  Termination Upon Death or Disability                                   5
6.  Termination by Executive or Company                                    6
7.  Confidentiality and Non-Competition                                   13
8.  Arbitration                                                           17
9.  General                                                               17



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                              EMPLOYMENT AGREEMENT



     AGREEMENT made as of this 25th day of September, 1996 (hereinafter the "Effective Date") by and between Ekco Housewares, Inc., a Delaware corporation with a principal place of business in Franklin Park, Illinois (hereinafter the "Company"), and Robert Varakian of 28 Windsor Drive, Pine Brook, New Jersey 07058 (hereinafter "Executive").

     WHEREAS, Ekco Capital Enterprises, Inc. and Executive entered into an employment agreement dated February 28, 1994 ("Former Agreement"), and now each wish to replace the Former Agreement with this Employment Agreement ("Agreement" or "Employment Agreement"), except as specifically indicated below; and

     WHEREAS, Company desires to employ Executive, pursuant to the terms of this Agreement;

     NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, the parties covenant and agree as follows:


1.   EMPLOYMENT




     Company, or its successor hereby employs Executive and Executive hereby accepts employment as an executive employee of Company to perform such executive and managerial services as may be assigned to him by or under the authority of the Board of Directors of Company (the "Board of Directors"), consistent with such status as an executive employee. Executive agrees to use his best efforts, skills and abilities faithfully to promote the interests of Company and to perform such services as may be required of him by Company from time to time consistent with his status. Executive shall report to and obey the lawful directions of the Chairman and Chief Executive Officer of Ekco Group, Inc. ("Group"). Without limiting the generality of the foregoing, Executive agrees to serve as Senior Vice President, Sales and Marketing of the Company and as President of B. Via International Housewares (if and so long as he is elected to those offices by the Board of Directors) and to serve (without additional compensation) as a director, executive officer or executive employee of such Affiliates of Company as Company may from time to time reasonably request, provided that Executive consents thereto and that service for such Affiliates will not require Executive to devote substantial time and effort to their affairs. Further, without limiting the generality of the foregoing, if Executive is asked by the Company to assume a position other than Senior Vice President, Sales and Marketing, which position has greater responsibility than the position of Senior Vice President, Sales and Marketing, in good faith the Company and Executive

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agree to renegotiate the compensation to which Executive is entitled under this
Agreement, and if compensation is agreed upon Executive agrees to assume such position. Failing such agreement, Executive will continue to serve as Senior Vice President, Sales and Marketing of the Company and as President of B. Via International Housewares pursuant to this Agreement. Executive agrees to devote his full business time and energies to the business and affairs of Company and to work exclusively for Company (and such Affiliates) during the term of this Agreement, except as Company and Executive may otherwise agree in writing from time to time; provided, however, that nothing contained in this Section 1 shall be deemed to prevent or limit the right of Executive to: (i) make passive investments in the securities of any publicly-owned corporation, and (ii) make any other passive investments with respect to which Executive is not obligated or required to, and does not in fact, devote any substantial managerial efforts which interfere with Executive's fulfillment of his duties hereunder.

     Executive shall perform the duties of his office generally in the Chicago Metropolitan area; provided, however, that he shall be obligated to take such trips outside of such area as shall be necessary in connection with his duties.

2.   TERM

     Executive's employment hereunder shall commence on the Effective Date and shall continue under the provisions of this Agreement until December 31, 1999; or as earlier terminated as hereinafter set forth. If this Agreement is not terminated on or prior to December 31, 1999, this Agreement shall automatically renew on December 31, 1999 and annually thereafter for periods of one year, unless terminated as provided herein (the "Term"). It is expressly acknowledged, understood and agreed that the Former Agreement shall be replaced by this Agreement and the Former Agreement shall be terminated and be given no further force or effect, effective as of the Effective Date.

3.   COMPENSATION

3.1 Except as otherwise provided in Sections 5 and 6 hereof, for his services hereunder Executive shall receive from Company the following compensation:

3.1.1 For 1997, 1998 and 1999, salary at the annual rate of Three Hundred Thousand Dollars ($300,000) (the "Base Salary Rate"), payable in equal installments in accordance with Company's pay policy and in any event not less frequently than monthly; for all years after 1999, Executive's salary will be determined by the


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        Board of Directors, but will be increased at least five percent (5%)
        per year.

 3.1.2  Executive may become eligible for bonus payments as follows:

     A. FOR THE REMAINDER OF 1996. For the year ending December 31, 1996, Executive shall be paid a bonus equal to the greater of One Hundred and Fifty Thousand Dollars ($150,000) or two percent (2%) of net sales of Ekco Capital Enterprises, Inc. for the 1996 fiscal year of Ekco Capital Enterprises, Inc. This bonus shall be paid on or before March 1, 1997.

     B. FOR 1997. For the year ending December 31, 1997, Executive shall be paid a guaranteed bonus of Two-Hundred Thousand Dollars ($200,000); provided, however, that if Executive's employment terminates for any reason other than termination by Company for "good cause" pursuant to
        Section 6.2.2, the bonus to be paid to Executive pursuant to this
        Section 3.1.2(B) shall be prorated based on the number of days Executive was employed during the year ending December 31, 1997. This bonus shall be paid on or before March 1, 1998.

     C. FOR 1998 AND 1999. No bonus potential.

     D. FOR ALL YEARS AFTER 1999. Beginning with respect to the year ending December 31, 2000 and for each subsequent year during the Term, Executive shall be paid a bonus, on or before March 1 of the following year, in such amount, if any, as the Board of Directors of Group (or the Compensation Committee thereof) may determine annually in its discretion.

3.1.3 Fringe benefits, including four weeks per year vacation time, life, medical and dental insurance, and 401(k) retirement plan participation similar in nature and benefits as those provided to other executive employees of subsidiaries of Ekco Group, Inc. ("Group").

3.1.4 The use of a Company-owned or leased automobile having a cost as delivered to Executive of not more than Fifty Thousand Dollars ($50,000) for use by Executive primarily in connection with the performance of his duties under this Agreement and primarily for the benefit of Company. Such automobile shall be exchanged by Company for a new automobile once every three (3) years during the term of employment of Executive pursuant to this


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        Agreement. Company will maintain this automobile and provide Executive with insurance and reimbursement for business related fuel usage in the course of his employment. At the Company's option, the requirements of this Section 3.1.4 may be satisfied by the Company by the payment to Executive of one thousand dollars ($1,000) per month for expenses relating to the use and maintenance of an automobile.

3.1.5 Such other compensation pursuant to such executive bonus plans, stock option plans or other stock plans, available to employees of Company from time to time, as the Board of Directors may in its sole discretion determine.

4.   REIMBURSEMENT OF EXPENSES

4.1.1 Company shall reimburse Executive for travel, entertainment and other business expenses reasonably incurred by him in connection with the business of Company and its Affiliates to the extent and in a manner consistent with then Company policy. Notwithstanding the foregoing, it is understood and agreed that Executive may travel first class on any flight to and from the United States to the Far East and business class on any flight to and from the United States to a location outside of North America and on any other international flight to and from a location outside of North America.

4.1.2 Company shall reimburse Executive (or pay directly, if Executive so elects) for rent of a furnished apartment (including cleaning service) in the Chicago metropolitan area, in a reasonable amount. In addition, Company shall reimburse Executive for the cost of once weekly round-trip business class air travel for one person between New Jersey and Chicago.

4.1.3 If Executive decides to relocate to the Chicago metropolitan area, Company shall reimburse Executive for moving and relocation expenses, including the hiring of a moving company, to the Chicago metropolitan area, consistent with Company's relocation and moving policies for executive employees, a copy of which is attached to this Agreement. Without limiting the generality of the foregoing, upon Executive's relocation to the Chicago metropolitan area, Company shall reimburse Executive for the difference between $775,000 and the proceeds received by Executive (net of all customary closing costs such as broker commissions, legal fees and


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        transfer taxes) upon sale of his Pine Brook residence.

4.1.4 Company shall reimburse Executive for up to $5,000 of his out-of-pocket expenses incurred in connection with the review of this Agreement by his attorneys.

5.   TERMINATION UPON DEATH OR DISABILITY

5.1 Executive's employment by Company shall terminate upon the death of Executive, or if, by virtue of total and permanent disability, Executive is unable to perform his duties hereunder.

5.2 In the event of such a termination of employment as a result of Executive's death or total and permanent disability, all compensation hereunder shall terminate and Company shall have no further obligations hereunder except that Company shall pay to Executive (or his estate) the following:

5.2.1   In the event of death, a lump-sum payment equal to the Base Salary
        Rate in effect at the date of such termination of employment, payable no later than sixty (60) days after the date of such termination. Company may purchase insurance with respect to its obligations pursuant to this Section 5.2.1, and to the extent benefits are paid pursuant to such insurance, Company's commitment under this Section 5.2.1 shall be satisfied; and

5.2.2 In the event of total and permanent disability, amounts in lieu of Salary, at the Base Salary Rate in effect at the date of such termination of employment, payable in the manner specified in Section 3.1.1, for a period of twelve (12) months following the date of such termination of employment at the rate of one-twelfth of such Base Salary Rate per month; and

5.2.3 Such portion of Executive's Salary, as has accrued by virtue of Executive's employment during the period prior to termination and has not yet been paid, together with any amounts for expense reimbursement and similar items which were properly incurred in accordance with the provisions of Section 4 prior to termination and have not yet been paid.

5.3 Amounts to which Executive would otherwise be entitled under Section 5.2.2 above shall be reduced by the amount of any disability insurance proceeds actually paid to or for the benefit of Executive (or his estate or legal representatives) with respect to such twelve (12) months following the date of termination under any disability


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     policy the premiums for which have been paid by Company or any Affiliate.

5.4 The determination that, by virtue of total and permanent disability, Executive is unable to perform his duties hereunder shall be made by a physician chosen by Executive (or his legal representative) and reasonably satisfactory to Company. The cost of such examination shall be borne by Company. Without limiting the generality of the foregoing, unless otherwise agreed, Executive shall be conclusively presumed to be totally and permanently disabled hereunder if for reasons involving mental or physical illness or physical injury he fails to perform such duties for a period of one hundred and eighty (180) consecutive calendar days or for any periods aggregating six (6) months or more in any twelve (12) month period. For purposes of this Section 5, Executive's date of termination in the event of such total and permanent disability shall be the earlier of the date of such physician's examination pursuant to which such determination is made or the first business day after which either such 180-day or such six-month period has expired.

6.   TERMINATION BY EXECUTIVE OR COMPANY

6.1 Executive's employment may be terminated at any time by Executive by written notice of at least three (3) months to Company, which time period may be waived by Company in its discretion. If such notice is not given after a Change of Control as discussed in the following sentence, Executive shall be entitled to no further payments hereunder other than the payment of any bonus Executive may be entitled to pursuant to Section 3.1.2(B). If such notice is given after six (6) months of but within twenty four (24) months of a Change of Control (as defined in Section 6.4) (a "Change of Control Notice"), and unless such Change of Control shall have been approved by a resolution adopted by the Board of Directors of Group with at least two-thirds (2/3) of the then-serving Group directors who are Group directors as of the date hereof voting in favor, then upon such termination by Executive pursuant to this paragraph of this Section 6.1, Executive (or his estate, if he dies prior to receiving the payments hereinafter set forth in this sentence) shall be entitled to receive within thirty (30) days of such termination (a) a lump-sum payment equal to three (3) times the Base Salary Rate in effect on the date of such termination, plus (b) a lump sum cash payment equal to (i) three (3) times the greater of (i) $150,000, or (ii) the bonus received by Executive for the fiscal year prior thereto. For the purposes of this Section 6.1, the time when a


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     termination occurs shall be the effective date of termination of Executive.
     In addition, in the event of such a termination pursuant to a Change of Control Notice, Company shall provide, and Executive shall continue to be entitled to receive, such medical, dental and life insurance coverage as he shall have been receiving pursuant to Section 3.1.3 as of the date of his Change of Control Notice until the earlier of (x) his full-time employment by a third party who offers Executive at least comparable benefits in the particular benefit category or (y) three (3) years following such date of termination, but only to the extent Company is able to continue the applicable coverage of Executive under the terms of such group policies or other policies providing coverage for Executive. Notwithstanding any other provision in this Section 6.1, in the event Company is unable to continue the applicable coverage of Executive under the terms of the applicable policies, then Company shall cooperate with Executive in any actions which may be necessary to allow Executive, to the extent possible, either (i) to buy such policy or (ii) to continue insurance coverage with the insurer writing Company's applicable group policy outside of Company's group plan. Group shall pay to Executive 140% of the cost of such insurance coverage, but in no event more than twice the cost of such coverage allocable to Executive under the group or other policy covering him prior to termination. In the event of termination as provided in this Section 6.1 Executive shall be entitled as of the date of termination or thereafter to no other compensation under this Agreement (including, without limitation, Section 4 or Section 6), except as provided in this Section 6.1, Section
     6.3 and Section 6.3.1, and except as provided in Section 7.5 in the event that Company exercises the option granted therein. Any compensation payable under this Section 6.1 shall be paid notwithstanding Executive's total and permanent disability or death occurring after termination of his employment hereunder. In the event Executive dies or becomes totally and permanently disabled after the date of any such notice but prior to the date of termination of his employment under this Section 6.1, the provisions of this Section 6.1 and not the provisions of Section 5 shall apply.

6.2 Executive's employment may be terminated at any time by Company, with or without good cause (as defined below), by written notice to Executive, effective immediately unless otherwise stated in such notice.

6.2.1 In the event Executive's employment hereunder is terminated by Company without "good cause," at any time during the Term prior to any Change of Control (as defined in Section 6.4) or in the event this


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        Agreement is not renewed on any December 31 as provided in Section 2, then Executive (or his estate) shall be entitled to a lump sum payment payable within thirty (30) days of the date of termination equal to two
        (2) times his Base Salary Rate plus any bonus Executive may be entitled to pursuant to Section 3.1.2(B). In addition, Executive shall continue to be entitled to the continuation of such medical, dental, and life insurance coverage as he shall be receiving pursuant to Section 3.1.3 as of the date of notice of termination until the earlier of (a) his full time employment by a third party or (b) the term of his severance payments, but only to the extent Company is able to continue the applicable coverage of Executive under the terms of such Company policies or other policies providing coverage for Executive. Notwithstanding any other provision in this Section 6.2.1, in the event Company is unable to continue the applicable coverage of Executive under the terms of the applicable policies, then Company shall cooperate with Executive in any actions which may be necessary to allow Executive, to the extent possible, either (i) to buy such insurance policy or (ii) to continue insurance coverage with the insurer writing Company's applicable group policy outside of Company's Group plan. Company shall pay to Executive 140% of the cost of such insurance coverage, but in no event more than twice the cost of such coverage allocable to Executive under the Company or other policy covering him prior to termination. Such compensation shall be paid notwithstanding Executive's total and permanent disability or death subsequent to such notice, but in the event Executive (or his estate, legal representative, or beneficiaries) receives death or disability benefits pursuant to Section 5, such benefits shall constitute an offset for amounts due under this Section 6.2.1. Executive shall be entitled as of the date of termination to no other compensation under this Agreement (including, without limitation, Section 3 or 5), except as provided in
        Section 6.3 and Section 6.4 and except as provided in Section 7.5 in the event that Company exercises the option granted therein.

6.2.2 In the event Company shall terminate Executive's employment for good cause, then Executive shall be entitled as of the date of termination to no compensation under this Agreement (including, without limitation, Section 3 or 5 above), except as provided in Section 6.3 and except as provided in Section 7.5


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        in the event that Company exercises the option granted therein.

6.2.3 Immediately upon a Change of Control, and without regard to whether or not Executive's employment is terminated or a Constructive Termination occurs at such time or thereafter, Executive shall immediately have the unconditional, unencumbered and free right, title and interest in all shares of stock of Group which were granted, sold or optioned (subject to his obligation to pay the option exercise price to the extent theretofore not paid) to Executive by Group at any time prior to the Change of Control as if all restrictions had lapsed and all events necessary to vest in the Executive such rights, including the lapsing of time, had occurred.

        Following a Change of Control and upon an event of "Constructive Termination" (as defined in Section 6.2.4) or termination of Executive's employment without good cause, Executive shall receive within ten (10) days of such event a lump-sum payment equal to three
        (3) times the Base Salary Rate in effect on the date of such Constructive Termination, plus a lump sum cash payment equal to the greater of three (3) times (i) $150,000, or (ii) the bonus received by Executive for the fiscal year prior to the year in which the Constructive Termination or termination without good cause occurs. For the purposes of this Section 6.2.3, the time when a Constructive Termination occurs shall be the day any event occurs which is included in the definition of Constructive Termination in Section 6.2.4. In addition, Executive shall immediately upon Constructive Termination pursuant to this Section 6.2.3 have the unconditional, unencumbered and free right, title and interest in all shares of stock of Group which were granted, sold or optioned (subject to his obligation to pay the option exercise price to the extent theretofore not paid) to Executive by Group at any time prior to the effective date of Constructive Termination as if all restrictions had lapsed and all events necessary to vest in the Executive such rights, including the lapsing of time, had occurred.

6.2.4 As used herein, "Constructive Termination" shall be deemed to have occurred if and when (i) Executive's base salary is decreased below the level in effect on the date of the last amendment of this Agreement, or the bonus percentage applicable to Executive's participation in any compensation bonus plan or arrangement is reduced, without the Executive's


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        consent, provided, however, that nothing herein shall be construed to guarantee the Executive's bonus awards if performance is below applicable targets, or (ii) the importance of the Executive's job responsibilities is reduced without the Executive's consent, (iii) Executive is required to relocate from New Jersey without his consent or after Executive has relocated to the Chicago area, he is required to relocate to a location other than the greater Chicago metropolitan area without his consent, or (iv) termination of the Company's commitment provided in Section 4.1.2.

6.3 In the event of any termination pursuant to any of Sections 6, 6.1, and 6.2, Executive shall be paid such portion of his Salary as has accrued by virtue of Executive's employment during the period prior to termination and has not yet been paid, together with any amounts for expense reimbursement, vacation accruals and similar items which have been properly incurred or accrued in accordance with the provisions of Section 4 prior to termination and have not yet been paid.

6.4 As used herein, a "Change of Control" shall be deemed to have occurred (i) if any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than Group, any employee stock plan of Group is or becomes the beneficial owner, directly or indirectly, of securities of Group representing fifteen percent (15%) or more of the outstanding Common Stock of Group, or (ii) ten (10) days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by any "person" of fifteen percent (15%) or more of the outstanding Common Stock of Group, provided, however, that at the conclusion of such ten (10) day period such person has not discontinued or rescinded his intention to make such a tender or exchange offer or (iii) if during any consecutive twelve (12) month period beginning on or after the date on which this Agreement is executed individuals who at the beginning of such period were directors of Group cease, for any reason, to constitute at least a majority of the Board of Directors of Group; or (iv) if a merger of, or consolidation involving, Group in which Group's stock is converted into securities of another corporation or into cash shall be consummated, or a plan of complete liquidation of Group (whether or not in connection with a sale of all or substantially all of Group's assets) shall be adopted and consummated, or substantially all of Group's operating assets are sold (whether or not a plan of liquidation shall be adopted or


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     a liquidation occurs), excluding in each case a transaction solely for the purpose of reincorporating Group in a different jurisdiction or recapitalizing Group's stock.

6.5 As used herein, "good cause" shall mean and be limited to a) a material breach of any of Executive's obligations under Section 1 or 7 hereof, or b) any action by Executive during the term of this Agreement involving willful malfeasance or gross negligence of which Executive has been given written notice and which continues following, or is not remedied by Executive within, fifteen (15) days thereafter.

6.6 Company, in its sole discretion, may apply for and procure in its own name (whether or not for its own benefit) policies of insurance insuring the life of Executive in such amounts as Company may deem advisable. Executive shall have no right, title, or interest in any such policies of insurance, except to the extent his estate or other persons are specifically named as beneficiaries thereof. Executive agrees to submit to any medical or other examination and to execute and deliver any applications or other instrument in writing, reasonably necessary to effectuate such insurance.

6.7 In the event of termination pursuant to Section 6.1 or 6.2.3, the payments to be made to Executive under Section 6.1 or Section 6.2.3 shall be subject to reduction as described below.

6.7.1.   The following definitions shall apply for purposes of this Section 6.7:

6.7.1.1  "Code" means the Internal Revenue Code of 1986, as amended.

6.7.1.2 "Executive Parachute Payments" means all payments to Executive, from whatever source and whether or not pursuant to this Employment Agreement, which if not reduced by this Section 6.7 would be parachute payments.

6.7.1.3 "Safe Harbor Exclusions" means the smallest amount of Executive Parachute Payments under Section 6.1 or Section 6.2.3 the exclusion of which would cause all remaining Executive Parachute Payments no longer to be parachute payments (as a consequence of all remaining Executive Parachute Payments having aggregate present value less than three times the base amount). For purposes of determining Safe Harbor Exclusions, the last payments in time under


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         Section 6.1 or Section 6.2.3 shall be excluded first. If there is no amount of Executive Parachute Payments the exclusion of which would cause all remaining Executive Parachute Payments no longer to be parachute payments, or if there are no Executive Parachute Payments, the Safe Harbor Exclusions shall be zero.

6.7.1.4 "Associated Income Tax," with respect to an amount of taxable income, means the maximum marginal combined federal, state and local income tax rate, including under Code section 4999 or successor provisions if and only if applicable, applied to such taxable income. For purposes of this Section 6.7, Associated Income Tax will be considered payable at the time of receipt of the taxable income.

6.7.1.5 The following phrases have the meaning ascribed by Code section 280G and successor provisions:
         applicable Federal rate
         base amount
         parachute payment
         present value.

6.7.2. If (i) the present value of Executive Parachute Payments reduced by Associated Income Tax is less than (ii) the present value of Executive Parachute Payments other than Safe Harbor Exclusions reduced by Associated Income Tax, then the Safe Harbor Exclusions shall not be paid to Executive, notwithstanding Section 6.1 or Section 6.2.1.

6.7.3.   If either Executive or Company determines that, in accordance with
         Section 6.7.2, the Safe Harbor Exclusions are not payable to Executive, then the following procedure shall be followed:

6.7.3.1 The party making such determination shall give written notice (the "Exclusion Notice") to the other party not later than ten days following the termination of employment, setting forth in reasonable detail the calculations on which such determination is based and specifying the Safe Harbor Exclusions which are not payable.

6.7.3.2 In the event such Exclusion Notice is given by either party and not by the other, and if such other party disputes the substance of the Exclusion Notice, such other party shall give written notice of such dispute (the "Dispute Notice") within ten days after receipt of the Exclusion Notice, setting forth in reasonable detail the basis for such dispute. If such other


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          party does not give a Dispute Notice within such ten days, the substance of the Exclusion Notice shall be conclusively deemed to be correct and final, and the Safe Harbor Exclusions specified therein shall not be paid to Executive.

6.7.3.3 If a Dispute Notice is given, or if Exclusion Notices are given by both parties which differ as to the Safe Harbor Exclusions identified therein, the parties shall negotiate in good faith to resolve such dispute. In the absence of resolution within 30 days after receipt of the Dispute Notice or the later of the two Exclusion Notices, as the case may be, either party may by written notice given to the other party submit the matter for arbitration in accordance with Section 8 except that, notwithstanding any provision of Section 8 to the contrary, such arbitration shall be before a single arbitrator to be agreed upon by the parties or, in the absence of agreement as to the arbitrator within ten days after receipt of such notice of submission to arbitration, to be appointed by the American Arbitration Association or its successor.

7.   CONFIDENTIALITY AND NON-COMPETITION

7.1 Executive's agreements set forth in this Section 7 shall survive the expiration or termination of this Agreement and the termination of his employment with Company for any reason.

7.2 Executive acknowledges that irreparable injury would be caused to Company by his breach of any of the provisions of this Section 7, and agrees that in the event of any such breach, Company and any of its Affiliates, in addition to such other rights and remedies as may exist in its favor, may apply to any court of law or equity having jurisdiction to enforce the specific performance of the provisions of this Section 7 and may apply for injunctive relief against any act which would violate any such provisions. The covenants of Executive contained in this Section 7 shall be construed as independent of all other provisions contained in this Agreement and shall be enforceable, notwithstanding the existence of any claim or cause of action of Executive against Company or any of its Affiliates, whether predicated on this Agreement or otherwise.

7.3 Executive recognizes that he now has knowledge of and/or may hereafter gain knowledge of, confidential information, trade secrets, confidential processes, confidential patentable or unpatentable inventions or confidential

     "know how", including, without limitation, techniques, formulae, designs, developments, projects, technical information and manufacturing process and distribution methods, relating to, or concerned with the business of Company and its Affiliates during the term of this Agreement and their respective suppliers, customers, stockholders, licensors, licensees, and other persons or entities with which Company or its Affiliates has, has had, or may in the future have any commercial, scientific or technical relationship, and which information has not previously been made public or thereafter made public. During the term of this Agreement and at all times following the termination of Executive's employment for any reason, Executive will not, directly or indirectly, divulge, furnish or make accessible to anyone (other than as required in the regular course of his employment by Company or with the consent of the Board of Directors of Company) such information. As used in the first sentence hereof, the phrase "made public" shall apply to information (a) within the domain of the general public; (b) generally known within the industry or industries in which Company or its Affiliates is involved; or (c) is independently developed by Executive without utilization of confidential information gained while in the employ of Company; provided that no information shall be deemed to have been made public if it is within the domain of the general public or generally known within the industry or industries in which Company or its Affiliates is involved. All documents, records, apparatus, equipment and other physical property furnished to Executive by Company or any Affiliate of Company or produced by Executive or others in connection with his services to Company or any such Affiliate shall be and remain the sole property of Company. Executive will return and deliver such property to Company as and when requested by Company. Copies of documents and records may be kept, but shall be kept completely confidential to the same extent as other confidential information of Company. Executive shall return and deliver all such property upon termination of his employment for any reason, and Executive will not take with him any such property or any reproduction of such property upon such termination.

7.4 Any work or research or the results thereof, made or developed by Executive, alone or in conjunction with others during the term of his employment, including but without limitation, any designs, patents, inventions, processes, know-how or formulae created, invented or conceived during the period of his employment by Company , whether during or out of the usual hours of work, which arise out of or are related to the business, research, or development work or field of operation of Company, or any of its Affiliates, shall to the extent of Executive's interest therein be the sole and exclusive property of Company, shall be disclosed in writing to Company and to no other person, unless so directed in writing by the Board of Directors, and Executive hereby assigns to Company all and any rights which he has or may acquire in the same. To this end, both during the period of Executive's employment and at all times thereafter, Executive agrees to execute all necessary papers, instruments and documents properly required to effect such assignment to Company or its nominee, to make application through Company's patent attorney or general counsel at the expense of Company, for such United States and foreign patents as may be specified from time to time by Company on inventions, processes, or formulae which are or become the property of Company hereunder, and to execute assignments upon Company's request, for Executive's entire interest in all such applications to Company or to its nominee without compensation (other than his usual compensation as an employee of Company) and Executive agrees to give Company and its patent attorney or general counsel all reasonable assistance in preparing such applications, descriptions, and illustrations of each such invention, process, or formula and in connection with proceedings relating thereto or to such other applications or patents resulting therefrom; and further agrees to execute all lawful papers considered necessary by Company and do all that Company reasonably requests in order to protect Company's rights in said inventions, processes, and formulae or to obtain patents thereon, including, without limitation, continuations, reissues, renewals, and extensions. It is further agreed that Executive's obligations specified hereunder shall not expire with the termination of his employment, but Company agrees to pay Executive a reasonable amount for any time that Executive spends in such work at Company's request after the termination of his employment hereunder and agrees to reimburse Executive for expenses reasonably or necessarily incurred in connection with such work.

7.5 In consideration of his continued employment by Company and the other benefits accruing to him hereunder, and subject to the fulfillment by Company of its obligations to Executive hereunder, Executive agrees that during the term hereof and for a period of one year following the date of termination of Executive's employment, if such termination is as a result of Executive's termination or termination by Company of this Agreement (such period of employment and one year period being referred to in this Agreement as the "Non-Competition Period"), he will not engage or participate, directly or indirectly, within the United States of America either as principal, agent, employee, employer, consultant, stockholder, partner or in any other individual or representative capacity whatever, in the conduct or management of, or own any stock or other proprietary interest in, or debt of, any business which shall be competitive with any business which is or was conducted by Company or any Affiliate of Company, while Executive was an employee of Company under this Agreement, unless he shall have obtained the prior written consent of the Board of Directors, and which consent shall make express reference to this Agreement. During the Non-Competition Period, Company, at Company's sole election, will pay Executive the Base Salary Rate then in effect on the date of his termination from employment with Company on the same terms as he had received his salary immediately prior to the termination, less any payments paid or payable to Executive pursuant to the terms of Section 5.2.2, Section 6.1, Section 6.2, Section
     6.2.1 or Section 6.2.3 hereof, it being understood that notwithstanding any other provision contained in this Section 7.5, the Non-Competition Period will not in any event extend beyond the period for which Executive is paid following termination of his employment under the terms of this Section,
     7.5 or otherwise under the terms of this Agreement. Notwithstanding any other provision in this Section 7, Executive shall be free without such consent to make investments, directly or indirectly, in the securities of any publicly-owned corporation if his ownership thereof is limited to not more than three percent (3%) of the issued and outstanding securities of any class of securities of such corporation. Executive acknowledges that his skills and experience are such that he can anticipate finding employment at an executive level in a wide variety of industries and represents and agrees that he will be providing services to Company that are special, unique and extraordinary and that the restrictions imposed by this Section 7 on employment are necessary for the protection of the legitimate interests and competitive position of Company and do not impose undue hardships on Executive.

7.6 During the Non-Competition Period, Executive will not, directly or indirectly, solicit any officer, director, executive, employee or consultant of Company or any Affiliate of Company to leave such employment or terminate such position, nor will he directly or indirectly employ, hire, retain or cause to be employed, hired, or retained (other than by Company or, with Company's consent, its Affiliates), or establish a business with, any person who within one year prior to such employment, retainer or establishment was employed or retained by Company or its Affiliates in any of the above-mentioned capacities, provided, however, that this Section 7.6 shall not prohibit Executive directly or indirectly from employing, hiring, retaining or causing to be employed, hired, or retained, any person who the Executive establishes was dismissed by Company or its Affiliates without cause or who has terminated due to a Change of Control.

8.   ARBITRATION

     Except with respect to the provisions of Section 7, any dispute or disagreement arising under or relating to the provisions of this Agreement, or any breach thereof, including, without limitation, relating to Section 1 hereof or to whether a termination of Executive's employment was with "good cause", shall be resolved by binding arbitration in accordance with the Commercial Rules of the American Arbitration Association or its successor (except as set forth herein), and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The decision of the arbitrators shall be made by majority vote and be final and absolute. In any such arbitration, one arbitrator shall be selected by Company and one arbitrator shall be selected by Executive. Each party shall have thirty (30) days from the receipt by one party of a notice of the other party of submission to arbitration to choose an arbitrator. A third arbitrator shall be selected by the two so chosen within ten (10) days of the selection of the most recently selected of the two arbitrators so chosen. Failing action within any of such periods by any party or the arbitrators, any unappointed arbitrator or arbitrators shall be appointed by the American Arbitration Association (or its successor) upon application of any party or arbitrator. The parties shall promptly furnish to the arbitrators such information as the arbitrators may reasonably request. The expenses of any arbitration proceeding (not including the other party's attorney's fees and expenses) shall be paid by Company if the Executive recovers any amount or otherwise obtains relief in such proceeding and by the Executive if the Executive initiated arbitration and there is a specific finding that the Executive's claim was frivolous. In all other circumstances, the expenses of such arbitration proceeding (not including attorney's fees and expenses) shall be divided equally. Arbitration shall take place in Nashua, New Hampshire, or such other place on which the parties shall agree.

9.   GENERAL

9.1 This Agreement is personal and shall in no way be subject to assignment by Executive.

9.2 This Agreement shall be binding upon and shall inure to the benefit of Company and its successors and assigns either by merger, operation of law, consolidation, assignment, purchase or otherwise of a controlling interest in the business of Company and Executive, his heirs, executors, administrators, legal representatives, and permitted assigns. Company agrees that a successor in interest by merger, operation of law, consolidation, assignment, purchase or otherwise of a controlling interest in the business of Company will be informed prior to such event of the existence of this Agreement. Company will require any successor (whether direct or indirect, by purchase, merger, operation of law, consolidation, assignment or otherwise of a controlling interest in the business, stock or other assets of Company) to assume expressly and agree to perform this Agreement. Failure of Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to such compensation and benefits in the same amount and on the same terms as he would be entitled hereunder in the event of a termination without "good cause", except that, for the purposes of implementation hereof, the date on which any such succession becomes effective shall be deemed to be the date on which Executive becomes entitled to such compensation and benefits from Company. As used in this Agreement, "Company" shall mean Ekco Housewares, Inc. as hereinbefore defined and any successor as aforesaid.

9.3 The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law; and (ii) if any provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, Company and Executive agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words and phrases ("blue-pencilling") and in its reduced or blue-pencilled form such provision shall then be enforceable and shall be enforced.

9.4 All notices and communications required or permitted to be given hereunder shall be duly given by delivering the same in hand or by depositing such notice or communication in the mail, sent by certified or registered mail, return receipt requested, postage prepaid, as follows:


     If sent to Company:                Ekco Housewares, Inc.
                                        98 Spit Brook Rd.
                                        Nashua, New Hampshire 03062
                                        Attention:  C.E.O

      With a Copy to:                   Ekco Group, Inc.
                                        98 Spit Brook Rd.
                                        Nashua, New Hampshire  03062
                                        Attention:  C.E.O.

         If sent to
         Executive:                     Robert Varakian
                                        28 Windsor Drive
                                        Pine Brook, New Jersey 07058


     or such other address as either party furnishes to the other by like notice.

9.5 This Agreement constitutes the entire agreement and understanding between the parties in relation to the subject matter hereof and there are no promises, representations, conditions, provisions or terms related thereto other than those set forth in this Agreement. This Agreement supersedes all previous understandings, agreements and representations between Company and Executive regarding Executive's employment by Company, written or oral.

9.6 All captions in this Agreement are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning or construction of any provision hereof.

9.7 No failure of Company or Executive to exercise any power reserved to it or him, respectively, by this Agreement, or to insist upon strict compliance by Executive or Company, respectively, with any obligation or condition hereunder, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver of Company's or Executive's right, as the case may be, to demand exact compliance with any of the terms hereof. Waiver by either party of any particular default by the other party hereto shall not affect or impair the waiving party's rights with respect to any subsequent default of the same, similar or different nature, nor shall any delay, forbearance or omission of either party to exercise any power or right arising out of any breach or default by the other party of any of the terms, provisions or covenants hereof, affect or impair its or his right to exercise the same, nor shall such constitute a waiver by Company or Executive, as the case may be, of any right hereunder, or the right to declare any subsequent breach or default and to terminate this Agreement prior to the expiration of its term.

9.8 As used herein, the term "Affiliate" shall be deemed to include any corporation, joint venture, or other business enterprise, whether incorporated or unincorporated, which Company directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with.

9.9 This contract shall be construed under and be governed in all respects by the laws of the State of New Hampshire.

9.10 Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for herein be reduced by any compensation earned by Executive as the result of employment by another employer or by retirement benefits after the date of termination or otherwise, except as specifically set forth herein.

9.11 No amendment or modification to this Agreement shall be effective unless in writing and signed by both parties hereto. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

9.12 Group hereby unconditionally and irrevocably guarantees the prompt performance of the obligations assumed in this Agreement by Company, its wholly-owned subsidiary.

     IN WITNESS WHEREOF, Company has caused this Agreement to be executed and delivered by its duly authorized officer and its corporate seal to be hereunto affixed and Executive has hereunto set his hand and seal as of the day and year first written above in duplicate originals.

                              EKCO HOUSEWARES, INC.


                              By


                              /S/DONATO A. DENOVELLIS
                              -----------------------

                              EKCO GROUP, INC., AS GUARANTOR



                              By /S/DONATO A. DENOVELLIS
                              --------------------------


                              ROBERT VARAKIAN


                              /S/ROBERT VARAKIAN
                              ------------------